UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Allstate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on April 23, 2012, The Allstate Corporation sent the following communication to employees.

Ambassador Email Blast Entry

For distribution in email newsletter to Allstate Ambassadors on April 23

TAKING STOCK

According to Allstate’s reputation research, one of the top three expectations across all of our stakeholder groups is that the company will ensure financial stability. That’s why the release of Allstate’s annual report and the company’s annual stockholder meeting are so important. The annual report includes information about what makes Allstate unique, highlights community involvement and explains how the company is leading change. The annual report also includes the 2012 proxy statement and notice of the annual meeting, which provides an important opportunity for employee stockholders to voice their opinions on matters presented for a vote.

ACTION #1: Help promote Allstate and the recently released 2011 annual report by sharing it with family and friends.

ACTION #2: To prepare for proxy voting, check out the new online toolkit, which includes an overview of the proposals and voting process. Because Allstate’s reputation research shows employees value open and transparent information, let your colleagues know about this opportunity to add their voices to the dialogue, too.